Exhibit 99.1

         Nostalgia Taps Former ABC Exec To Head Network
             - Squire Rushnell Named President/CEO -


Washington, D.C., May 16, 1996. Nostalgia Television announces the appointment of ABC programming veteran Squire Rushnell as head of the only 24-hour basic cable television network that offers broad based entertainment programming for today's fastest growing audience -- post-49 adults. Effective immediately, Rushnell and retiring CEO Jack Heim will be working together during a transition period.

Jack Heim comments, "Two years ago we identified programming as one of the greatest areas of opportunity for Nostalgia, and our investment in viewer research, original programming and marketing has paid off by doubling our total day and primetime ratings over the past year. I am extremely pleased to turn over the helm of the network to a programming visionary such as Squire in order to continue the success we've experienced in this area. I am confident that Squire Rushnell, with his programming expertise and knowledge of our audience, will take the network to even greater levels of viewer success and consumer appeal."

Rushnell is best known for his 20 years as a top programming executive at the ABC Television Network where he led Good Morning America record-setting ratings and profits. He was also Vice President, ABC Late Night Programming and Long Range Planning for the ABC Entertainment Division. As Vice President for ABC children's Programming, Rushnell was responsible for more number one schedules in the children's daypart than anyone in network history, and his programs such as ABC Schoolhouse Rock and the ABC Afterschool Specials won more than 75 Emmys. In 1995 Rushnell launched 'Our Time Television' a cable enterprise targeted to the post-49 age group.

Squire Rushnell remarks, "There is a vast opportunity within the television industry to galvanize post-49 viewers, the most disenfranchised of all audiences. It's remarkable to think that Nostalgia is the only network on the air dedicated to serving this post-49 segment, even though it's the fastest growing demographic of all." He continues, "While the term 'nostalgia' warmly reflects on where we have been, for Nostalgia Television, it is where America is going. After all, 'baby boomers' are racing across the line of 49 -- one every seven and a half seconds!"

Ambassador Phillip Sanchez, Publisher, Notlclas del Munda and Chairman of Nostalgia's Board of Directors, comments, "Nostalgia Television has -- embarked upon a path of excellence and the appointment of Squire Rushnell will further realize our quest to bring this all-important post-49 market the highest caliber of television programming. We are very excited about the future of Nostalgia and are looking forward to the contribution of Squire Rushnell's experience and talents towards bringing Nostalgia into every cable home."

Nostalgia Television currently serves approximately 9 million subscribers in approximately 790 cable systems across the United States. Nostalgia is the only 24-hour basic cable television network that offers broadbased entertainment programming for today's fastest growing audience -- post-49 adults. The Nostalgia Network, Inc., which operates Nostalgia Television, is publicly traded and quoted on NASDAQ under the symbol "NNET".